Registration No. 333-_________



    As filed with the Securities and Exchange Commission on January 15, 2009

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              ___________________

                                    FORM S-8

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                     Energy Services of America Corporation
             (Exact Name of Registrant as Specified in its Charter)


         Delaware                                       20-4606266
(State or Other Jurisdiction of             (I.R.S. Employer Identification No.)
Incorporation or Organization)




                               100 Industrial Lane
                      Huntington, West Virginia 25702-9694
                    (Address of Principal Executive Offices)

                     Energy Services of America Corporation
                        2009 Employee Stock Purchase Plan
                            (Full Title of the Plan)


                                   Copies to:

Mr. Edsel R. Burns                              Norma M. Sharara, Esquire
President                                  Luse  Gorman Pomerenk & Schick, P.C.
Energy Services of America Corporation     5335 Wisconsin  Ave., N.W., Suite 400
100 Industrial Lane                              Washington, DC 20015-2035
Huntington, West Virginia 25702-9694                 (202) 274-2000
(304) 399-6315
(Name, Address and Telephone Number
 of Agent for Service)



Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Securities Exchange Act of 1934, as amended. (Check one):

Large accelerated filer [ ]    Accelerated filer [ ]  Non-accelerated filer  [ ]
Smaller reporting company [X]


                         CALCULATION OF REGISTRATION FEE

====================================================================================================================
         Title of                                     Proposed               Proposed
        Securities                Amount               Maximum                Maximum               Amount of
          to be                   to be            Offering Price            Aggregate            Registration
        Registered            Registered(1)         Per Share(2)         Offering Price(2)             Fee
--------------------------------------------------------------------------------------------------------------------
Common Stock, par value
$0.0001 per share               1,200,000              $ 4.03               $4,836,000                $191
--------------------------------------------------------------------------------------------------------------------

-----------------------
(1) Together with an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the Energy Services of America Corporation 2009 Employee Stock Purchase Plan (the "Stock Benefit Plan") as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock of Energy Services of America Corporation (the "Company") pursuant to 17 C.F.R.
     Section 230.416(a).
(2) Estimated solely for the purpose of calculating the registration fee. Such estimate has been computed in accordance with Rule 457(h) based upon the average of the high and low prices of the Common Stock as reported on the American Stock Exchange on January 13, 2009, or $4.03 per share.

     This   Registration   Statement  shall  become  effective  upon  filing  in
accordance with Section 8(a) of the Securities Act of 1933, as amended, and 17 C.F.R. ss. 230.462.

PART I.

Items 1 and 2.   Plan Information and Registrant Information and Employee Plan
                 Annual Information

     The documents containing the information specified in Part I and II of Form S-8 have been or will be sent or given to participants in the Stock Benefit Plan as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended.

     Such documents are not being filed with the Commission, but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II.

Item 3. Incorporation of Documents by Reference

     The  following   documents   previously  or  concurrently  filed  with  the
Commission are hereby incorporated by reference in this Registration Statement:

     a) The Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2008 (File No. 001-32998), filed with the Commission on December 29, 2008 pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended;

     b) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since the end of the year covered by the Annual Report on Form 10-K referred to in (a) above; and

     c) The description of the Company's Common Stock contained in the Registration Statement on Form 8-A filed with the Commission on August 25, 2006 (File No. 001-32998), as amended.

     All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents. Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the prospectus.

     All information appearing in this Registration Statement and the prospectus is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.

Item 4.  Description of Securities

         Not applicable.

Item 5.  Interests of Named Experts and Counsel

         None.

Item 6.  Indemnification of Directors and Officers

     The Company's certificate of incorporation provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by the Company to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

     Section  145  of  the   Delaware   General   Corporation   Law   concerning
indemnification of officers, directors, employees and agents is set forth below.

     "Section 145. Indemnification of officers, directors, employees and agents; insurance.

     (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

     (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

     (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

     (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

     (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

     (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

     (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

     (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees)."

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to the Company's directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

         Paragraph B of Article Eighth of the Company's Certificate of Incorporation provides:

     "The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby."

     Pursuant to the Underwriting Agreement filed as Exhibit 1.1 to the Company's Registration Statement on Form S-1, the Company has agreed to indemnify the Underwriter and the Underwriter has agreed to indemnify the Company against certain civil liabilities that may be incurred in connection with the stock offering, including certain liabilities under the Securities Act of 1933, as amended.

Item 7.  Exemption From Registration Claimed.

         Not applicable.

Item 8.  List of Exhibits.

Regulation S-K                                      Reference to Prior Filing or
Exhibit Number         Document                      Exhibit No. Attached Hereto
--------------         --------                      ---------------------------

4        Form of Common Stock Certificate                  *

5        Opinion of Luse Gorman Pomerenk & Schick, P.C.    Attached as Exhibit 5

10       Energy Services of America Corporation
         2009 Employee Stock Purchase Plan                 **

23.1     Consent of Luse Gorman Pomerenk & Schick, P.C.   Contained in Exhibit 5

23.2     Consent of Arnett & Foster P.L.L.C.            Attached as Exhibit 23.2

23.3     Consent of Castaing, Hussey & Lolan, LLC       Attached as Exhibit 23.3

23.4     Consent of Suttle & Stalmaker, PLLC            Attached as Exhibit 23.4

24       Power of Attorney                           Contained on Signature Page


* Incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-1 (File No. 333-133111) filed by the Company under the Securities Act of 1933, as amended, with the Commission on April 7, 2006, and all amendments or reports filed for the purpose of updating such description.
** Incorporated by reference to Appendix A to the proxy statement for the Annual Meeting of Stockholders of Energy Services of America Corporation (File No. 001-32998), filed by Energy Services of America Corporation under the Securities Exchange Act of 1934, as amended, on October 16, 2008.

Item 9.  Undertakings

         The undersigned Registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     2. That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Plan;

     4. That, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     5. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Huntington, West Virginia, on this 14th day of January, 2009.


                                          ENERGY SERVICES OF AMERICA CORPORATION


                                         By:/s/ Marshall T. Reynolds
                                            ---------------------------------
                                            Marshall T. Reynolds
                                            Chairman and Chief Executive Officer
                                            (Duly Authorized Representative)

                                POWER OF ATTORNEY

     We, the undersigned directors and officers of Energy Services of America Corporation (the "Company") hereby severally constitute and appoint Marshall T. Reynolds, as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Marshall T. Reynolds may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration of shares of common stock to be purchased by eligible employees under the Energy Services of America Corporation 2009 Employee Stock Purchase Plan, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Marshall T. Reynolds shall do or cause to be done by virtue thereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the date indicated.


Signatures                     Title                                 Date
----------                     -----                                 ----


/s/ Marshall T. Reynolds       Chairman and                  January 15, 2009
------------------------       Chief Executive Officer
Marshall T. Reynolds           (Principal Executive Officer)



/s/ Larry A. Blount            Secretary, Treasurer          January 15, 2009
---------------------          and Chief Financial Officer
Larry A. Blount                (Principal Financial and
                                Accounting Officer)


/s/ Edsel R. Burns              President and Director       January 15, 2009
---------------------
Edsel R. Burns

/s/ Jack M. Reynolds            Director                    January 15, 2009
---------------------
Jack M. Reynolds



/s/ Neal W. Scaggs              Director                    January 15, 2009
---------------------
Neal W. Scaggs



/s/ Joseph L. Williams          Director                    January 15, 2009
---------------------
Joseph L. Williams



/s/ Richard M. Adams, Jr.       Director                     January 15, 2009
---------------------
Richard M. Adams, Jr.



/s/ Keith Molihan               Director                     January 15, 2009
---------------------
Keith Molihan



/s/ Douglas Reynolds            Director                     January 15, 2009
---------------------
Douglas Reynolds



/s/ Eric Dosch                  Director                     January 15, 2009
---------------------
Eric Dosch



/s/ James Shafer                Director                     January 15, 2009
---------------------
James Shafer

                                  EXHIBIT INDEX

Regulation S-K                                      Reference to Prior Filing or
Exhibit Number               Document                Exhibit No. Attached Hereto


4        Form of Common Stock Certificate                   *

5        Opinion of Luse Gorman Pomerenk & Schick, P.C.    Attached as Exhibit 5

10       Energy Services of America Corporation
          2009 Employee Stock Purchase Plan                 **

23.1     Consent of Luse Gorman Pomerenk & Schick, P.C.   Contained in Exhibit 5

23.2     Consent of Arnett & Foster P.L.L.C.            Attached as Exhibit 23.2

23.3     Consent of Castaing, Hussey & Lolan, LLC       Attached as Exhibit 23.3

23.4     Consent of Suttle & Stalmaker, PLLC            Attached as Exhibit 23.4

24       Power of Attorney                           Contained on Signature Page

* Incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-1 (File No. 333-133111) filed by the Company under the Securities Act of 1933, as amended, with the Commission on April 7, 2006, and all amendments or reports filed for the purpose of updating such description.

** Incorporated by reference to Appendix A to the proxy statement for the Annual Meeting of Stockholders of Energy Services of America Corporation (File No. 001-32998), filed by Energy Services of America Corporation under the Securities Exchange Act of 1934, as amended, on October 16, 2008.